UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 19, 2009
SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10382 (Commission File Number)	20-5715943 (I.R.S. Employer Identification No.)

3845 Corporate Centre Drive O’Fallon, Missouri (Address of principal executive offices)	63368 (Zip Code)
(636) 939-5100
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act.
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.
     On October 19, 2009, Synergetics USA, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Steven R. Becker (“Becker”), BC Advisors, LLC (“BC”), SRB Management, L.P. (“SRB”), SRB Greenway Opportunity Fund, L.P. (“SRB Opportunity”) and SRB Greenway Capital (Q.P.), L.P. (“SRB Capital” and together with Becker, BC, SRB and SRB Opportunity, the “Becker Parties”). Pursuant to the Agreement, the Company agreed, subject to the fiduciary duties of the Company’s board of directors (the “Board”), to work in good faith to appoint within six months one new independent director to the Board who is mutually acceptable to each of Becker and the Nominating and Governance Committee of the Board. The Becker Parties agreed to withdraw a notice previously submitted to the Company on October 9, 2009, indicating SRB Capital’s intention to nominate two candidates for election to the Board at the Company’s 2009 Annual Meeting of Stockholders, and also agreed to file a Schedule 13G with the Securities and Exchange Commission within two business days of the date of the Agreement.
     Under the Agreement, the Becker Parties also agreed not to oppose the director candidates nominated by the Company for election to the Board at the 2009 Annual Meeting of Stockholders. In addition, the Becker Parties have agreed to certain other commitments and standstill provisions, which will terminate on the earlier to occur of nine months after the date of the Agreement or ten days prior to the deadline for giving notice of nominations of persons for election as directors at the Company’s 2010 Annual Meeting of Stockholders.
     A copy of the Agreement is attached as Exhibit 10.1 and is incorporated by herein by reference. The foregoing does not purport to be a complete summary of the terms of the Agreement and is qualified in its entirety by reference to Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Agreement dated October 19, 2009 by and among Synergetics USA, Inc., Steven R. Becker, BC Advisors, LLC, SRB Management, L.P., SRB Greenway Opportunity Fund, L.P. and SRB Greenway Capital (Q.P.), L.P.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 20, 2009

SYNERGETICS USA, INC. (Registrant)
By:	/s/ Pamela G. Boone
	Name:	Pamela G. Boone
	Title:	EVP and Chief Financial Officer

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